UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 2, 2011

CELGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34912	22-2711928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue, Summit, New Jersey	07901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 673-9000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On September 2, 2011, Celgene Corporation (the “Company”) entered into a commercial paper program (the “Program”) under which the Company may issue unsecured commercial paper notes (the “Notes”) on a  private placement basis up to a maximum aggregate amount outstanding at any time of $1,000,000,000. The Program was entered into pursuant to Commercial Paper Dealer Agreements with various dealers, each agreement being dated as of September 2, 2011 (collectively, the “Dealer Agreement”).

Under the Program, the Company may issue Notes from time to time, and proceeds of the Notes will be used for general corporate purposes.  The Program provides the terms under which the dealer will either purchase from the Company or arrange for the sale by the Company of the Notes pursuant to an exemption from registration under the Securities Act of 1933, as amended, as well as under state securities laws.

The Dealer Agreement contains customary representations, warranties, covenants and indemnification provisions.

The maturities of the Notes may vary, but may not exceed 270 days from the date of issue. The Notes will be sold under customary terms to the dealer or in the commercial paper market and will be issued at a discount from par, or, alternatively, will be sold at par and bear varying interest rates on a fixed or floating basis.  No direct financial obligations of the Company are outstanding under the Program as of the date hereof.

Simultaneously with the commencement of the Program, the Company, as the borrower, entered into a senior unsecured revolving credit facility by and among the Company, the financial institutions party thereto (the “Lenders”), and Citibank, N.A., as agent for the Lenders, providing for revolving credit commitments in the aggregate amount of $1,000,000,000 (the “Credit Facility”).   Subject to certain conditions, the Company has the right to increase the amount of the Credit Facility (but in no event more than one time per annum), up to a maximum aggregate amount of $1,250,000,000.

The Credit Facility has a five-year term and amounts may be borrowed in U.S. dollars for working capital, capital expenditures and other lawful corporate purposes.  No proceeds from the Credit Facility were drawn down at closing.

Borrowings under the Credit Facility will bear interest at a rate per annum equal to (i) the Base Rate, a fluctuating rate equal to the Applicable Margin plus the highest of (x) Citibank, N.A.’s Base Rate, (y) the Federal Funds Rate plus 0.50% and (z) one-month LIBOR plus 1.00% or (ii) the Eurodollar Rate, a periodic fixed rate equal to LIBOR plus the Applicable Margin. The Applicable Margin is determined based on a pricing grid and is dependent on the Company’s public debt ratings.

The Credit Facility also requires payment to the lenders of certain customary fees, which fees are also based on a pricing grid and dependent on the Company’s public debt ratings.  Voluntary prepayments of advances may be paid without penalty, with advance notice of prepayment required for Eurodollar Rate advances only.

The Credit Facility contains affirmative and negative covenants that we believe are usual and customary for senior unsecured credit facilities, including certain financial maintenance covenants.

The negative covenants include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on the ability of the Company and its subsidiaries to:

o                 incur liens;

o                 merge;

o                 in the case of the subsidiaries only, to incur debt; and

o                 to change the nature of their businesses.

The Credit Facility also contains customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest, fees or other amounts; representations or warranties materially incorrect; failure to comply with covenants; cross-default to payment default on principal aggregating $1,000,000, or other events accelerating such debt; failure to pay a final judgment or court order in excess of $100,000,000 in the aggregate; bankruptcy, liquidation, or the appointment of a receiver or similar official or institution of any such proceeding if not dismissed; failure to comply with ERISA; or change of control of the Company.

A copy of the Credit Facility is attached hereto as Exhibits 10.1, and is incorporated herein by reference.  The description of the Credit Facility is a summary only and is qualified in its entirety by the terms of the Credit Facility.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

10.1         Five Year Senior Unsecured Revolving Credit Facility, dated as of September 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELGENE CORPORATION

Date: September 6, 2011	By:	/s/ Jacqualyn A. Fouse
Jacqualyn A. Fouse
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Five Year Senior Unsecured Revolving Credit Facility, dated as of September 2, 2011.